Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR FEBRUARY
     Dallas, Texas, February 3, 2010 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.28526 per unit, payable on February 26, 2010, to unit holders of record on February 16, 2010. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for November 2009 and the gas production for October 2009, both including postings from the previous month’s production. Preliminary production volumes are approximately 38,237 barrels of oil and 486,557 Mcf of gas. Preliminary average prices are approximately $72.35 per barrel of oil and $4.05 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	38,237	486,557	$72.35	$4.05
Prior Month	41,226	627,851	$74.62	$3.62
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of January, approximately $207,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, approximately $420,000 in revenue has been received.
     Approximately $68,000 for 2009 Ad Valorem taxes is being deducted from this month’s distribution as compared to $43,000 for 2008. These payments are normal expenditures at this time of year.
     The 2009 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2009 Tax Information booklet will be posted on the Trust website by March 1st. A simple cost depletion calculator is also now available on the Trust website for the convenience of unitholders.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541